EXHIBIT 99.1

INDEPENDENT AUDITORS’ REPORT

To the Management Committee of

Poseidon Oil Pipeline Company, L.L.C.

Houston, Texas

We have audited the accompanying balance sheets of Poseidon Oil Pipeline Company, L.L.C. (the “Company”) as of December 31, 2011 and 2010, and the related statements of operations, cash flows and members’ equity for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Poseidon Oil Pipeline Company, L.L.C. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Houston, Texas

March 14, 2012

POSEIDON OIL PIPELINE COMPANY, L.L.C.

BALANCE SHEETS

(Dollars in thousands)

	December 31,
	2011	2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,206	$5,885
Accounts receivable – trade	5,713	14,435
Accounts receivable – related parties	36,232	27,987
Inventories	5,795	3,420
Prepaid and other current assets	867	—

Total current assets	52,813	51,727
PROPERTY, PLANT AND EQUIPMENT, NET	203,655	210,873
OTHER ASSETS	—	4

Total assets	$256,468	$262,604

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Current maturities of debt (see Note 4)	$—	$92,000
Accounts payable – trade	37,738	39,378
Accounts payable – related parties	322	3,017
Other current liabilities	76	108

Total current liabilities	38,136	134,503
LONG-TERM DEBT	92,000	—
OTHER LIABILITIES	3,018	2,796
COMMITMENTS AND CONTINGENCIES
MEMBERS’ EQUITY	123,314	125,305

Total liabilities and members’ equity	$256,468	$262,604

See Notes to Financial Statements.

POSEIDON OIL PIPELINE COMPANY, L.L.C.

STATEMENTS OF OPERATIONS

(Dollars in thousands)

	For Year Ended December 31,
	2011	2010	2009
REVENUES
Crude oil handling revenues	$95,933	$105,540	$84,872
COSTS AND EXPENSES
Crude oil handling costs	18,379	19,287	9,738
Depreciation, amortization and accretion	10,896	10,803	10,385
Other operating costs and expenses	9,495	5,435	13,857
General and administrative costs	295	150	238

Total costs and expenses	39,065	35,675	34,218

OPERATING INCOME	56,868	69,865	50,654

OTHER INCOME (EXPENSE)
Interest expense	(1,959)	(1,398)	(1,921)
Interest income	—	5	23

Total other expense, net	(1,959)	(1,393)	(1,898)

NET INCOME	$54,909	$68,472	$48,756

See Notes to Financial Statements.

POSEIDON OIL PIPELINE COMPANY, L.L.C.

STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	For Year Ended December 31,
	2011	2010	2009
OPERATING ACTIVITIES
Net income	$54,909	$68,472	$48,756
Reconciliation of net income to net cash flows provided by operating activities:
Depreciation, amortization and accretion	11,069	10,803	10,385
Gain on sale of asset	—	(6)	—
Effect of changes in operating accounts:
Accounts receivable	477	(9,006)	(13,555)
Inventories	(2,375)	(1,230)	(10)
Prepaid and other current assets	—	1	44
Accounts payable	(4,603)	15,983	7,320
Other current liabilities	(32)	(2,430)	134

Net cash flows provided by operating activities	59,445	82,587	53,074

INVESTING ACTIVITIES
Capital expenditures	(3,184)	(2,827)	(11,402)

Cash used in investing activities	(3,184)	(2,827)	(11,402)

FINANCING ACTIVITIES
Borrowings under revolving credit facility	134,000	70,000	25,000
Repayments of principal (see Note 4)	(134,000)	(70,000)	(42,000)
Debt issuance costs	(1,040)	—	—
Cash distributions paid to Members	(56,900)	(78,000)	(31,000)

Cash used in financing activities	(57,940)	(78,000)	(48,000)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,679)	1,760	(6,328)
CASH AND CASH EQUIVALENTS, JANUARY 1	5,885	4,125	10,453

CASH AND CASH EQUIVALENTS, DECEMBER 31	$4,206	$5,885	$4,125

Supplemental disclosure of cash flow information
Accruals for construction in progress at period end	$336	$68	$2,346

Cash paid during the year for interest, net of amounts capitalized (see Note 3)	$1,665	$1,250	$2,004

See Notes to Financial Statements.

POSEIDON OIL PIPELINE COMPANY, L.L.C.

STATEMENTS OF MEMBERS’ EQUITY

(Dollars in thousands)

	Poseidon Pipeline Company, L.L.C. 36%	Shell Oil Products U.S. 36%	Marathon Oil Company 28%	Total
BALANCE AT DECEMBER 31, 2008	$42,146	$42,146	$32,785	$117,077
Net income	17,552	17,552	13,652	48,756
Cash distributions to Members	(11,160)	(11,160)	(8,680)	(31,000)

BALANCE AT DECEMBER 31, 2009	48,538	48,538	37,757	134,833
Net income	24,650	24,650	19,172	68,472
Cash distributions to Members	(28,080)	(28,080)	(21,840)	(78,000)

BALANCE AT DECEMBER 31, 2010	45,108	45,108	35,089	125,305
Net income	19,767	19,767	15,375	54,909
Cash distributions to Members	(20,484)	(20,484)	(15,932)	(56,900)

BALANCE AT DECEMBER 31, 2011	$44,391	$44,391	$34,532	$123,314

See Notes to Financial Statements.

POSEIDON OIL PIPELINE COMPANY, L.L.C.

NOTES TO FINANCIAL STATEMENTS

1. Company Organization

Poseidon Oil Pipeline Company, L.L.C. (“Poseidon”) is a Delaware limited liability company formed in February 1996 to design, construct, own and operate an offshore unregulated crude oil pipeline system located in the Gulf of Mexico. The Poseidon Oil Pipeline System gathers crude oil production from the outer continental shelf and deepwater areas of the Gulf of Mexico for delivery to onshore locations in south Louisiana. The Poseidon system includes a pipeline junction platform located at South Marsh Island 205 (“SMI-205”). Unless the context requires otherwise, references to “we”, “us”, or “our” within these notes are intended to mean Poseidon.

We are owned (i) 36% by Poseidon Pipeline Company, L.L.C., a wholly owned subsidiary of Enterprise GTM Holdings L.P. (“Enterprise”), (ii) 36% by Shell Oil Products U.S. (“Shell”) and (iii) 28% by Marathon Oil Company (“Marathon”). Poseidon Pipeline Company, L.L.C., Shell and Marathon are collectively referred to as the “Members.” Manta Ray Gathering Company, L.L.C. (“Manta Ray”), a subsidiary of Enterprise, is our operator. On January 3, 2012, Marathon completed the sale of its 28% member interest in Poseidon to Genesis Energy, L.P. (“Genesis”).

2. Summary of Significant Accounting Policies

Our financial statements are prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”). Except as noted within the context of each footnote disclosure, dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.

Business Segment

We operate in a single business segment, Offshore Crude Oil Pipeline Services, which consists of the transportation of crude oil for producers. The following table summarizes our revenues and long-lived assets for this business segment for the periods and at the dates indicated:

	For Year Ended December 31,
	2011	2010	2009
Segment revenues	$95,933	$105,540	$84,872
Segment operating income	56,868	69,865	50,654
Segment net income	54,909	68,472	48,756

	At December 31,
	2011	2010
Segment assets	$256,468	$262,604

See “Nature of Operations” within Note 8 for information regarding our major customers.

Cash and Cash Equivalents

Cash and cash equivalents represent unrestricted cash on hand and highly liquid investments with original maturities of less than three months from the date of purchase.

Contingencies

Certain conditions may exist as of the date our financial statements are issued, which may result in a loss to us but which will only be resolved when one or more future events occur or fail to occur. Management has regular quarterly litigation reviews, including updates from legal counsel, to assess the need for accounting recognition and/or disclosure of these contingencies, and such assessment inherently involves an exercise in judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in such proceedings, our management and legal counsel evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

We accrue an undiscounted liability for those contingencies where the incurrence of a loss is probable and the amount can be reasonably estimated. If a range of probable loss amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. We do not record a contingent liability when the likelihood of loss is probable but the amount cannot be reasonably estimated or when it is believed to be only reasonably possible or remote.

For contingencies where an unfavorable outcome is reasonably possible and the impact could be material, we disclose the nature of the contingency and, if feasible, an estimate of the possible loss or range of loss. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. There were no loss contingency accruals at December 31, 2011 or 2010.

Crude Oil Handling Costs

Crude oil handling costs primarily consist of transportation expenses we incur as a result of transporting crude oil on third-party pipelines and quality bank expenses we record as a result of selling common stream crude oil to producers at various redelivery points. Quality bank expenses are incurred when the crude oil we sell back to producers at redelivery points is of a lesser quality than the crude oil we originally purchased from the producer. Crude oil handing costs also include lower of cost or market inventory adjustments recorded during the period.

Environmental Costs

Our operations are subject to extensive federal and state environmental regulations. Environmental costs for remediation are accrued based on estimates of known remediation requirements. Such accruals are based on management’s best estimate of the ultimate cost to remediate a site and are adjusted as further information and circumstances develop. Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies and regulatory approvals. Expenditures to mitigate or prevent future environmental contamination are capitalized. Ongoing environmental compliance costs are charged to expense as incurred. In accruing for environmental remediation liabilities, costs of future expenditures for environmental remediation are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable. There were no environmental remediation liabilities incurred as of December 31, 2011 or 2010.

Estimates

Preparing our financial statements in conformity with GAAP requires us to make estimates that affect amounts presented in the financial statements. Our most significant estimates relate to (i) the useful lives of fixed assets, (ii) impairment testing of fixed assets, (iii) contingencies and (iv) revenue and expense accruals. Actual results could differ materially from our estimates. On an ongoing basis, we review our estimates based on currently available information. Any changes in the facts and circumstances underlying our estimates may require us to update such estimates, which could have a material impact on our financial statements.

Fair Value Information

Cash and cash equivalents, accounts receivable and accounts payable are carried at amounts which reasonably approximate their fair values due to their short-term nature. The carrying amount of our revolving credit facility approximates its fair value due to its variable market-based interest rate.

Impairment Testing for Long-Lived Assets

Long-lived assets, such as property, plant and equipment, are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

Long-lived assets with carrying values that are not expected to be recovered through future cash flows are written-down to their estimated fair values. The carrying value of a long-lived asset is deemed not recoverable if it exceeds the sum of undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the asset’s carrying value exceeds the sum of the undiscounted cash flows, a non-cash asset impairment charge equal to the excess of the asset’s carrying value over its estimated fair value is recorded. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date. We measure fair value using market price indicators or, in the absence of such data, appropriate valuation techniques. No asset impairment charges were recognized in 2011, 2010 or 2009.

Income Taxes

We are organized as a pass-through entity for federal income tax purposes and our Members are individually responsible for their allocable share of our taxable income for federal income tax purposes. As a result, our financial statements do not provide for such taxes.

Inventories

As part of our crude oil handling agreements, we purchase crude oil from producers at various receipt points along our pipeline and then sell common stream crude oil back to either the same or different producers at various redelivery points. As a result of these transportation arrangements, we take title to crude oil volumes, and due to the accumulation of pipeline loss allowances, the timing of purchase and redelivery volumes and measurement differences, we have crude oil inventory at each measurement date. We value our crude oil inventory at the lower of average cost or market. As noted under “Revenue Recognition” within this Note 2, the intent of our crude oil handling arrangements is to earn a fee for transporting crude oil and not to engage in crude oil marketing activities.

Due to fluctuating commodity prices, we recognize lower of cost or market adjustments when the carrying value of our crude oil inventory exceeds its net realizable value. These non-cash charges are a component of “Crude oil handling costs” on our Statements of Operations in the period they are recognized. We recognized $0.9 million of lower of cost or market adjustments during 2011 and none during 2010 or 2009.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost. Expenditures for additions, improvements and other enhancements to property, plant and equipment are capitalized, and minor replacements, maintenance, and repairs that do not extend asset life or add value are charged to expense as incurred. When property, plant and equipment assets are retired or otherwise disposed of, the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period.

In general, depreciation is the systematic and rational allocation of an asset’s cost, less its residual value (if any), to the periods it benefits. Our property, plant and equipment is depreciated using the straight-line method, which results in depreciation expense being incurred evenly over the life of an asset. Our estimate of depreciation expense incorporates management assumptions regarding the useful economic lives and residual values of our assets. See Note 3 for additional information regarding our property, plant and equipment.

Asset retirement obligations (“AROs”) are legal obligations associated with the retirement of tangible long-lived assets that result from their acquisition, construction, development and/or normal operation. When an ARO is incurred, we record a liability for the ARO and capitalize an equal amount as an increase in the carrying value of the related long-lived asset. ARO amounts are measured at their estimated fair value using expected present value techniques. Over time, the ARO liability is accreted to its present value (accretion expense) and the capitalized amount is depreciated over the remaining useful life of the related long-lived asset. We will incur a gain or loss to the extent that our ARO liabilities are not settled at their recorded amounts. See Note 3 for additional information regarding our AROs.

Recently Issued Accounting Standards

The Financial Accounting Standards Board has recently issued various new accounting standards that may impact our future financial statements. We have evaluated these new standards and have determined that the adoption of these rules will not have a material impact on us.

Revenue Recognition

In general, we recognize revenue from our customers when all of the following criteria are met: (i) persuasive evidence of an exchange arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the buyer’s price is fixed or determinable; and (iv) collectibility is reasonably assured.

Crude oil handling revenues represent the net revenues we record in connection with our purchase and sale of crude oil with producers. We purchase crude oil from producers at various receipt points along our pipeline at either (i) an index-based price or (ii) a contractual fixed price. In general, we sell common stream crude oil back to the same producers at various redelivery points along our pipeline at the same index-based price or contractual fixed price used to purchase the crude oil plus a price differential per unit of volume (typically in barrels), which represents our fee for handling the crude oil. Since these are purchase and sales transactions with the same counterparty and are entered into in contemplation of one another, we recognize net revenue (i.e., crude oil handling revenue) from such arrangements based upon the price differential per unit of volume multiplied by the volume delivered. The net revenue we recognize may also reflect contractual provisions relating to the quality of crude oil received and redelivery points. The intent of such arrangements is to earn a fee for handling crude oil and not to engage in crude oil marketing activities. Likewise, we net the corresponding receivables and payables from such transactions on our balance sheet for consistency of presentation.

Subsequent Events

We have evaluated subsequent events through March 14, 2012, which is the date our Audited Consolidated Financial Statements and Notes were available to be issued, and have determined that there were no material subsequent events.

3. Property, Plant and Equipment

The historical costs of our property, plant and equipment and related accumulated depreciation balances were as follows at the dates indicated:

	Estimated	December 31,
	Useful Life	2011	2010
Pipeline and equipment	20-35 years	$336,620	$333,307
Construction in progress		947	808

Total		337,567	334,115
Less accumulated depreciation		(133,912)	(123,242)

Property, plant and equipment, net		$203,655	$210,873

The following table summarizes our depreciation expense and capitalized interest amounts for the periods indicated:

	For Year Ended December 31,
	2011	2010	2009
Depreciation expense	$10,670	$10,553	$10,209
Capitalized interest	10	8	124

Asset Retirement Obligations

Our AROs primarily result from right-of-way agreements associated with our pipeline operations and regulatory requirements that would be triggered by the retirement of our offshore pipeline and platform assets. The following table presents information regarding our AROs since January 1, 2009.

ARO liability balance, January 1, 2009	$1,054
Revisions in estimated cash flows	1,390
Accretion expense	147

ARO liability balance, December 31, 2009	2,591
Accretion expense	205

ARO liability balance, December 31, 2010	2,796
Accretion expense	222

ARO liability balance, December 31, 2011	$3,018

Property, plant and equipment at December 31, 2011 and 2010 includes $2.3 million and $2.4 million, respectively, of estimated ARO costs capitalized as an increase in the associated long-lived asset. The following table presents forecasted accretion expense associated with our AROs for the years indicated:

2012	2013	2014	2015	2016
$239	$258	$279	$301	$325

4. Debt Obligation

In April 2011, Poseidon entered into a new $125 million revolving credit facility that matures in April 2015. Initial borrowings under this credit facility were used to refinance and terminate Poseidon’s prior $150 million revolving credit facility. This debt obligation is non-recourse to our Members and secured by our assets. The weighted-average variable interest rates charged under the current $125 million and previous $150 million revolving credit facilities was approximately 2.1% and 1.3%, respectively, during the year ended December 31, 2011. The $125 million credit facility included a provision whereby its borrowing capacity could be expanded to $175 million with additional commitments from lenders.

Interest rates charged under the current $125 million revolving credit facility are dependent on certain quarterly financial ratios (as defined in the credit agreement). For Eurodollar loans, the interest rate would be the London Interbank Offered Rate (“LIBOR”) plus 1.875%, and for Base Rate loans (as defined in the credit agreement), the interest rate would be 0.875% plus a variable base rate equal to the greater of (i) the prime rate, (ii) the federal funds rate plus 0.50% or (iii) LIBOR plus 1.00%. The interest rate on Eurodollar and Base Rate loans would increase by 0.25% if our leverage ratio increased to greater than 2:1 and would decrease by 0.125% if our leverage ratio decreased to less than or equal to 1:1. At December 31, 2011, our leverage ratio (as defined in the credit agreement) was approximately 1.4:1. In addition, we pay commitment fees on the unused portion of the revolving credit facility at rates that vary from 0.250% to 0.375%. We are not required to make any principal payments prior to maturity.

Our revolving credit facility contains customary covenants such as restrictions on debt levels, liens, guarantees, mergers, sale of assets and distributions to Members. A breach of any of these covenants could result in acceleration of our debt and other financial obligations. We are in compliance with the above covenants as of December 31, 2011.

In general, if an Event of Loss (as defined in the credit agreement) occurs, we are obligated to either repair the damage or use any insurance proceeds we receive to reduce debt principal outstanding.

On March 1, 2012, we received the approval of our lenders to increase the borrowing capacity of our $125 million revolving credit facility to $175 million. The new $175 million credit facility includes a provision whereby its borrowing capacity can be expanded to $225 million with the approval and additional commitment of lenders. The additional borrowing capacity will allow us to fund modifications to our SMI-205 platform and our equipment located on the Manta Ray-owned Ship Shoal 332A (“SS-332A”) platform, in anticipation of new throughput volumes to be received from an affiliate pipeline project, which is expected to deliver crude oil volumes to us from the Lucius production field located in the Southeast Keathley Canyon area of the deepwater Gulf of Mexico. The affiliate pipeline project is expected to be placed in service by mid-2014. Our planned capital improvements to accommodate the Lucius volumes are expected to be approximately $80 million, with approximately 65% of such spending occurring in 2012.

The $125 million revolving credit agreement included a covenant that restricted cash distributions to our members if our leverage ratio exceeded 2.5:1. Due to expected capital spending in connection with our platform upgrades, we anticipate that our leverage ratio will increase beyond 2.5:1 before our operating cash flows benefit from the start-up of the affiliate pipeline project. The new $175 million revolving credit facility removes the restricted covenant surrounding cash distributions to members.

5. Members’ Equity

As a limited liability company, our Members are not personally liable for any of our obligations. Income or loss amounts are allocated to Members based on their respective member interests. We may make cash distributions to our Members in amounts determined by our joint Member Management Committee, which is responsible for conducting our affairs in accordance with our limited liability agreement.

6. Related Party Transactions

A portion of our crude oil handling revenues is derived from Members and their affiliates. For the years ended December 31, 2011, 2010 and 2009, we generated net revenues of $43.2 million, $36.6 million and $26.2 million from affiliates, respectively. For the years ended December 31, 2011, 2010 and 2009, we had costs and expenses with affiliates of $5.5 million, $7.0 million and $5.3 million, respectively.

During the years ended December 31, 2011, 2010 and 2009, we paid Manta Ray approximately $4.6 million, $5.4 million and $4.8 million, respectively, for management, administrative and general overhead costs. Additionally, pursuant to a Platform Limited Right of Use Agreement, we have a non-exclusive right to space on the SS-332A platform owned by Manta Ray, and we reimburse Manta Ray up to $0.3 million per calendar year for maintenance of this platform.

The following table summarizes our related party accounts receivable and accounts payable amounts at the dates indicated:

	December 31,
	2011	2010
Accounts receivable—related parties:
Enterprise and affiliates	$1,129	$1
Marathon and affiliates	15,696	12,694
Shell and affiliates	19,407	15,292

Total accounts receivable – related parties	$36,232	$27,987

Accounts payable—related parties:
Enterprise and affiliates	$322	$2,738
Shell and affiliates	—	279

Total accounts payable – related parties	$322	$3,017

7. Commitments and Contingencies

Regulatory and Legal

As part of our normal business activities, we are subject to various laws and regulations, including those related to environmental matters. In the opinion of management, compliance with existing laws and regulations will not materially affect our financial position, results of operations or cash flows. Also, in the normal course of business, we may be a party to lawsuits and similar proceedings before various courts and governmental agencies involving contractual disputes and other matters. We are not aware of any such matters at December 31, 2011. As new information becomes available or relevant developments occur, we will establish accruals and/or make disclosures as appropriate.

Other Commitments

We have short-term payment obligations relating to capital expenditures. These commitments represent unconditional payment obligations to vendors for products to be delivered in connection with capital projects. At December 31, 2011, we had outstanding capital expenditure commitments of approximately $1.3 million.

8. Significant Risks

Nature of Operations

Offshore crude oil pipeline systems such as ours are affected by oil exploration and production activities. Crude oil reserves are depleting assets. Our oil pipeline system must access additional reserves to offset either (i) the natural decline in production from existing connected wells or (ii) the loss of any production to a competitor. We actively seek to offset the loss of volumes due to depletion by adding connections to new customers and fields.

In April 2010, in an event unrelated to Poseidon’s operations, the Deepwater Horizon drilling rig caught fire and sank in the Gulf of Mexico resulting in an oil spill. As a result, in May 2010, a federal offshore drilling moratorium went into effect which halted drilling of uncompleted and new oil and gas wells (in water deeper than 500 feet) in the Gulf of Mexico with certain limited exceptions and halted consideration of drilling permits for deepwater wells. The moratorium was lifted in October 2010; however, it is uncertain at this time how and to what extent oil and natural gas supplies from the Gulf of Mexico and other offshore drilling areas will be affected. A continued decline in oil and natural gas production volumes and/or a failure to achieve anticipated future production due to limitations instituted by governmental authorities (e.g., the federal offshore drilling moratorium) could have a material adverse effect on our financial position, results of operations and cash flows

Shell accounted for 24.8%, 20.9% and 23.6% of our revenues for the years ended December 31, 2011, 2010 and 2009, respectively. Marathon accounted for 20.1%, 12.6% and 7.3% of our revenues for the years ended December 31, 2011, 2010 and 2009, respectively. In addition, BHP Billiton Petroleum accounted for 10.8%, 13.2% and 9.1% of our revenues for the years ended December 31, 2011, 2010 and 2009, respectively. The loss of these customers or a significant reduction in the crude oil volumes they have dedicated to us would have a material adverse effect on our financial position, results of operations and cash flows.

Insurance-Related Risks

Our assets are located offshore Louisiana in the Gulf of Mexico, which is prone to tropical weather events such as hurricanes. Our Members are required to maintain certain levels of insurance with respect to our assets. If our assets were significantly damaged in a storm, it could have a material impact on our financial position and results of operations. Operating expense for 2009 includes $5.9 million of repair costs related to damage caused by Hurricanes Gustav and Ike.